BELL SPORTS CORP.
                          EXHIBIT 21 - SUBSIDIARIES OF
                                 THE REGISTRANT



1.    Bell Sports, Inc., a California corporation (a wholly owned subsidiary)

2.    Euro Bell S.A., a French corporation (99% owned by Bell Sports, Inc.)

3.    American   Recreation  Company  Holdings,   Inc.   ("AMRE"),   a  Delaware
      corporation (a wholly owned subsidiary)

4. American Recreation Company, Inc., a Delaware corporation (a wholly owned subsidiary of AMRE)

5. Bell Sports Canada, Inc., a Canadian corporation (50% owned subsidiary of Bell Sports, Inc. and 50% owned by American Recreation Company, Inc.)

6. Giro Sport Design International, Inc., a California corporation (a wholly owned subsidiary of Bell Sports, Inc.)

7. Giro Ireland Limited, an Ireland corporation (a wholly owned subsidiary of Giro Sport Design International, Inc.)

8. Bell Sports Australia Pty Limited, an Australian corporation (a wholly owned subsidiary of Bell Sports, Inc.)